Exhibit 4.2

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HEXO
CORP

For the years ended July 31, 2018 and 2017

Independent Auditors’ Report

To the Shareholders of HEXO Corp.:

We have audited the accompanying consolidated financial statements of HEXO Corp., which comprise the consolidated statements of financial position as at July 31, 2018 and July 31, 2017, and the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of HEXO Corp. as at July 31, 2018 and July 31, 2017, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Ottawa, Ontario	Chartered Professional Accountants

October 25, 2018	Licensed Public Accountants

800 – 1600 CARLING AVE, OTTAWA ON, K1Z 1G3
T: 613.691.4200 F: 613.726.9009 MNP.ca

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Consolidated Statements of

Financial Position

(in Canadian dollars)

As at	Note	July 31, 2018	July 31, 2017
Assets

Current assets

Cash and cash equivalents		$39,341,688	$38,452,823

Short-term investments	5	205,446,830	2,871,550

Trade receivables		643,596	351,207

Commodity taxes recoverable		4,237,465	495,783

Convertible note receivable	13	10,000,000	–

Prepaid expenses		4,203,693	200,677

Inventory	6	10,414,624	3,689,239

Biological assets	7	2,331,959	1,504,186

		276,619,855	47,565,465

Property, plant and equipment	8	54,333,051	5,849,695

Intangible assets and other longer-term assets	9	4,044,527	2,763,764

		$334,997,433	$56,178,924

Liabilities

Current liabilities

Accounts payable and accrued liabilities		$8,994,789	$1,672,406

Interest payable	10	–	72,511

Warrant liability	10, 11	3,129,769	1,355,587

		12,124,558	3,100,504

Unsecured convertible debentures	10	–	20,638,930

		$12,124,558	$23,739,434

Shareholders’ equity

Share capital	11	$347,232,724	$45,159,336

Share-based payment reserve	11	6,139,179	1,561,587

Contributed surplus		–	1,774,880

Warrants	11	12,635,339	3,728,255

Deficit		(43,134,367)	(19,784,568)

		$322,872,875	$32,439,490

		$334,997,433	$56,178,924

Approved by the Board

/s/ Jason Ewart, Director	/s/ Michael Munzar, Director

The accompanying notes are an integral part of these consolidated financial statements.

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Consolidated Statements of

Loss and Comprehensive Loss

(in Canadian dollars)

For the years ended	Note	July 31, 2018	July 31, 2017
Revenue		$4,933,952	$4,096,841

Cost of goods sold	6	2,093,043	1,462,522

Gross margin before fair value adjustments and amortization		2,840,909	2,634,319

Fair value adjustment on sale of inventory	6	2,288,975	576,872

Fair value adjustment on biological assets	7	(7,339,566)	(5,003,822)

Adjustment to net realizable value of inventory	6	1,491,070	–

Loss on write-down of inventory	6	–	613,074

Gross margin before amortization		$6,400,430	$6,448,195

Operating expenses

General and administrative		9,374,438	3,608,595

Marketing and promotion		8,335,083	3,072,802

Stock-based compensation	11	4,996,513	658,620

Amortization of property, plant and equipment	8	895,714	359,967

Amortization of intangible assets	9	765,238	231,685

	16	$24,366,986	$7,931,669

Loss from operations		(17,966,556)	(1,483,474)

Revaluation of financial instruments gain/(loss)	10	(5,091,460)	(9,169,275)

RTO listing expense	4	–	(951,024)

Loss on investment	19, 20	(649,714)	–

Loss on disposal of assets		–	(56,356)

Foreign exchange gain/(loss)		(228,012)	(326,981)

Interest expense	10	(1,529,408)	(522,618)

Interest income		2,115,351	92,158

Net loss and comprehensive loss attributable to shareholders		$(23,349,799)	$(12,417,570)

Net loss per share, basic and diluted		$(0.17)	$(0.21)

Weighted average number of outstanding shares

Basic and diluted	12	134,171,509	58,556,121

The accompanying notes are an integral part of these consolidated financial statements.

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Consolidated Statements of

Changes in Shareholders’ Equity

(in Canadian dollars)

For the years ended July 31, 2018 and 2017	Note	Number common shares	Share capital	Share-based payment reserve	Warrants	Contributed surplus	Deficit	Shareholders’ equity
Balance, August 1, 2017		76,192,990	$45,159,336	$1,561,587	$3,728,255	$1,774,880	$(19,784,568)	$32,439,490

Issuance of 7% unsecured convertible debentures	10	–	–	–	3,529,770	7,283,084	–	10,812,854

Issuance of units	11	37,375,000	139,029,262	–	10,470,738	–	–	149,500,000

Issuance costs	11	–	(7,342,461)	–	(768,186)	(505,767)	–	(8,616,414)

Issuance of broker/finder warrants	11	–	–	–	2,351,615	–	–	2,351,615

Conversion of 8% unsecured convertible debentures	10	15,853,887	23,462,232	–	–	(1,742,779)	–	21,719,453

Conversion of 7% unsecured convertible debentures	10	31,384,081	61,555,345	–	–	(6,809,418)	–	54,745,927

Exercise of stock options	11	907,273	1,008,775	(418,921)	–	–	–	589,854

Exercise of warrants	10, 11	27,897,087	75,254,494	–	(5,029,415)	–	–	70,225,079

Exercise of broker/finder warrants	11	4,018,798	9,105,741	–	(1,647,438)	–	–	7,458,303

Stock-based compensation	11	–	–	4,996,513	–	–	–	4,996,513

Net loss		–	–	–	–	–	(23,349,799)	(23,349,799)

Balance at July 31, 2018		193,629,116	$347,232,724	$6,139,179	$12,635,339	$ –	$(43,134,367)	$322,872,875

Balance, August 1, 2016		39,305,832	$12,756,262	$937,065	$1,370,579	$89,601	$(7,366,998)	$7,786,509

Issuance of units	11	338,274	192,253	–	61,453	–	–	253,706

Private placement	11	8,571,432	5,000,002	–	–	–	–	5,000,002

Concurrent financing	11	20,010,000	15,007,501	–	–	–	–	15,007,501

Shares issued for reverse acquisition		1,837,770	1,378,332	70,253	–	–	–	1,448,585

Share issuance costs	11	–	(2,246,704)	–	–	–	–	(2,246,704)

Issuance of broker/finder warrants	11	–	–	–	1,236,428	–	–	1,236,428

Exercise of stock options	11	162,504	136,603	(104,351)	–	–	–	32,252

Exercise of warrants	10, 11	828,694	1,033,772	–	(93,858)	–	–	939,914

Issuance of 8% unsecured convertible debentures	10	–	–	–	1,084,433	1,742,779	–	2,827,212

Conversion of secured convertible debentures	10	4,678,494	11,570,911	–	–	–	–	11,570,911

Conversion of unsecured convertible debentures	10	459,990	330,404	–	69,220	(57,500)	–	342,124

Stock-based compensation	11	–	–	658,620	–	–	–	658,620

Net loss		–	–	–	–	–	(12,417,570)	(12,417,570)

Balance at July 31, 2017		76,192,990	$45,159,336	$1,561,587	$3,728,255	$ 1,774,880	$(19,784,568)	$32,439,490

Outstanding number of shares has been retrospectively adjusted to reflect a share exchange in connection with the Qualifying Transaction (Note 1) six common shares of the Company for every one share of The Hydropothecary Corporation, which was effected in March 2017.

The accompanying notes are an integral part of these consolidated financial statements.

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Consolidated Statements of

Cash Flows

(in Canadian dollars)

For the years ended	Note	July 31, 2018	July 31, 2017
Operating activities
Net loss and comprehensive loss		$(23,349,799)	$(12,417,570)
Items not affecting cash
Amortization of property, plant and equipment	8	895,714	359,967
Amortization of intangible assets	9	765,238	231,685
Loss on disposal of property, plant and equipment		–	56,356
Unrealized revaluation gain on biological assets	7	(7,339,566)	(5,663,161)
Foreign exchange		–	(119,429)
Fair value adjustment on inventory sold		2,288,975	–
Stock-based compensation	11	4,996,513	658,620
Non-cash interest expense		312,043	198,533
Accretion of convertible debt	10	1,368,014	201,447
RTO listing expense		–	796,475
Revaluation of foreign currency denominated warrants		5,091,460	9,169,275
Changes in non-cash operating working capital items
Trade receivables		(292,389)	692,158
Commodity taxes recoverable		(3,741,682)	(512,221)
Prepaid expenses		(4,003,016)	(160,044)
Inventory		(2,502,567)	1,121,828
Accounts payable and accrued liabilities		3,399,059	75,034
Interest payable	10	(72,511)	–
Cash and cash equivalents used in operating activities		(22,184,514)	(5,311,047)
Financing activities
Issuance of units	11	149,500,000	503,717
Issuance of common shares – Private Placement	11	–	5,000,002
Issuance of common shares – Concurrent Financing	11	–	15,007,501
Issuance of common shares – RTO	10	–	647,214
Issuance of secured convertible debentures	10	69,000,000	4,403,893
Issuance costs	11	(10,305,552)	(3,239,937)
Exercise of stock options		589,854	32,252
Exercise of warrants		74,366,104	716,926
Issuance of unsecured convertible debentures	9	–	25,100,000
Cash provided by financing activities		283,150,406	48,171,568
Investing activities
Acquisition of short-term investment	5	(202,575,280)	(2,871,550)
Convertible note receivable	13	(10,000,000)	–
Acquisition of property, plant and equipment	8	(45,721,503)	(3,105,919)
Purchase of intangible assets	9	(1,780,244)	(361,683)
Cash used in investing activities		(260,077,027)	(6,339,152)
Decrease in cash and cash equivalents		888,865	36,521,369
Cash and cash equivalents, beginning of year		38,452,823	1,931,454
Cash and cash equivalents, end of year		$39,341,688	$38,452,823

The accompanying notes are an integral part of these consolidated financial statements.

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Notes to the Consolidated

Financial Statements

For the fiscal years ended July 31, 2018 and 2017

(in Canadian dollars)

1. Description of Business

HEXO Corp. (formerly The Hydropothecary Corporation), formerly BFK Capital Corp. (the “Company”), has one wholly owned subsidiary, HEXO Operations Inc. (formerly 10074241 Canada Inc.) (“HOI”). HOI has three wholly owned subsidiaries: 167151 Canada Inc., Banta Health Group and Coral Health Group (together “HEXO”). HEXO is a producer of cannabis and its site is licensed by Health Canada for production and sale. Its head office is located at 240 – 490 Boulevard Sainte-Joseph, Gatineau, Quebec, Canada. The Company is a publicly traded corporation, incorporated in Ontario. The Company’s common shares are listed on the Toronto Stock Exchange (“TSX”), under the trading symbol “HEXO”.

The Company was incorporated under the name BFK Capital Corp. by articles of incorporation pursuant to the provisions of the Business Corporations Act (Ontario) on October 29, 2013, and after completing its initial public offering of shares on the TSX-V on November 17, 2014, it was classified as a Capital Pool Corporation as defined in policy 2.4 of the TSX-V. The principal business of the Company at that time was to identify and evaluate businesses or assets with a view to completing a qualifying transaction (a “Qualifying Transaction”) under relevant policies of the TSX-V. The Company had one wholly-owned subsidiary, HOI, which was incorporated with the sole purpose of facilitating a future Qualifying Transaction.

On March 15, 2017, the Company completed its Qualifying Transaction which was effective pursuant to an agreement between the Company and the legacy entity, The Hydropothecary Corporation (“Hydropothecary”). As part of the Qualifying Transaction, the Company changed its name to The Hydropothecary Corporation and consolidated its 2,756,655 shares on a 1.5 to 1 basis to 1,837,770. Following this change, Hydropothecary amalgamated with 10100170 Canada Inc., which resulted in the creation of a new entity, 10074241 Canada Inc. (“HOI”). In connection with that amalgamation, HEXO acquired all of the issued and outstanding shares of the Company and the former shareholders of Hydropothecary received a total of 68,428,824 post-consolidation common shares. Immediately following closing, the Company had a total 70,266,594 common shares outstanding.

Upon closing of the transaction, the shareholders of Hydropothecary owned 97.4% of the common shares of the Company, and as a result, the transaction is considered a reverse acquisition of the Company by Hydropothecary. For accounting purposes, Hydropothecary is considered the acquirer and the Company is considered the acquiree. Accordingly, the annual consolidated financial statements are in the name of HEXO Corp. (formerly BFK Capital Corp.); however, they are a continuation of the financial statements of Hydropothecary. Additional information on the transaction is disclosed in Note 4.

Shareholder approval of the Company’s name change to HEXO Corp. formerly The Hydropothecary Corporation occurred August 28, 2018. See subsequent event details as presented in Note 24.

2. Basis of Presentation

Statement of Compliance

The annual consolidated financial statements have been prepared in compliance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

These annual consolidated financial statements were approved and authorized for issue by the Board of Directors on October 25, 2018.

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Basis of Measurement and Consolidation

The annual consolidated financial statements have been prepared on a historical cost basis except for cash and cash equivalents, short-term investments, biological assets, convertible note receivable, the warrant liability, and unsecured debenture conversion liability, which are measured at fair value on a recurring basis and include the accounts of the Company and entities controlled by the Company and its subsidiaries. They include its wholly owned subsidiary, HOI (formerly 10074241 Canada Inc.). They also include 167151 Canada Inc., Banta Health Group and Coral Health Group, three wholly owned subsidiaries of HEXO Operations Inc. They also include the accounts of 8980268 Canada Inc., a company for which HOI holds a right to acquire the outstanding shares at any time for a nominal amount. All subsidiaries are located in Canada.

Historical cost is the fair value of the consideration given in exchange for goods and services based upon the fair value at the time of the transaction of the consideration provided.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these annual consolidated financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2, Share-Based Payment, and measurements that have some similarities to fair value but are not fair value, such as net realizable value in IAS 2, Inventories.

In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

Level 1 – inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

Level 2 – inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

Level 3 – inputs are unobservable inputs for the asset or liability.

The preparation of these annual consolidated financial statements requires the use of certain critical accounting estimates, which requires management to exercise judgment in applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to these annual consolidated financial statements, have been set out in Note 3.

Functional and Presentation Currency

These annual consolidated financial statements are presented in Canadian dollars, the functional currency of the Company and its subsidiaries.

3. Significant Accounting Policies

(a) Foreign Currency Translation

Foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the consolidated statement of financial position date are translated to Canadian dollars at the foreign exchange rate applicable at that date. Realized and unrealized exchange gains and losses are recognized through profit or loss.

Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

(b) Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments that are readily convertibles into known amounts of cash with original maturities of three months or less.

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(c) Short-Term Investments

Short-term investments are comprised of liquid investments with maturities between three and 12 months. Short-term investments are recognized initially at fair value and subsequently adjusted to fair value through profit or loss.

(d) Biological Assets

The Company measures biological assets consisting of cannabis plants using the income approach at fair value less costs to sell up to the point of harvest, which becomes the basis for the cost of finished goods inventories after harvest. Biological assets are considered Level 3 fair value estimates. The Company capitalizes all the direct and indirect costs as incurred related to the biological transformation of the biological assets between the point of initial recognition and the point of harvest including labour-related costs, grow consumables, materials, utilities, facilities costs, quality and testing costs. The identified capitalized direct and indirect costs of biological assets are subsequently recorded within the line item “cost of goods sold” on the statement of loss and comprehensive loss in the period that the related product is sold. Unrealized gains or losses arising from changes in fair value less cost to sell during the year are included in the results of operations and presented on a separate line of statement of comprehensive loss of the related year.

(e) Inventory

Inventory is valued at the lower of cost and net realizable value. Cost is determined using the weighted average method. Inventories of harvested cannabis are transferred from biological assets at their fair value at harvest, which becomes the initial deemed cost of the inventory. Any subsequent post-harvest costs are capitalized to inventory to the extent that cost is less than net realizable value. Subsequent costs include materials and labour involved in manicuring, drying, testing, irradiation, packaging and quality assurance. The identified capitalized direct and indirect costs related to inventory are subsequently recorded within cost of goods sold on the statement of loss and comprehensive loss at the time the product is sold, with the exclusion of realized fair value amounts included in inventory sold, which are recorded as a separate line within gross margin before amortization on the statement of loss and comprehensive loss. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Packaging and supplies are initially valued at cost and subsequently at the lower of cost and net realizable value.

(f) Property, Plant and Equipment

Property, plant and equipment is measured at cost less accumulated amortization and impairment losses. Amortization is provided using the following terms and method:

Land	Not amortized	No term

Buildings	Straight line	5 to 20 years

Leasehold improvements	Straight line	Lease term

Furniture and equipment	Straight line	5 years

Cultivation and production equipment	Straight line	5 to 20 years

Vehicles	Straight line	5 years

Computers	Straight line	3 years

Construction in progress	Not amortized	No term

An asset’s residual value, useful life and amortization method are reviewed at each financial year and adjusted if appropriate. When parts of an item of equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Gains and losses on disposal of an item of equipment are determined by comparing the proceeds from disposal with the carrying amount of the equipment and are recognized in profit or loss.

Construction in progress is transferred to property, plant and equipment when the assets are available for use and amortization of the assets commences at that point.

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(g) Finite Life Intangible Assets

Finite life intangible assets are recorded at cost less accumulated amortization and accumulated impairment losses. Amortization is provided on a straight-line basis over the following terms:

Domain names	10 years

Health Canada licenses	20 years

Software	3 to 5 years

The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

(h) Investments at Cost

Investments in equity instruments that do not have a quoted price in an active market and whose fair value cannot be reliably measured are recorded at cost.

(i) Impairment of Long-Lived Assets

Long-lived assets, including property, plant and equipment and intangible assets, are reviewed for impairment at the end of each financial reporting period or whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds its recoverable amount. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the cash-generating unit, or “CGU”). The recoverable amount of an asset or a CGU is the higher of its fair value, less costs of disposal, and its value in use. If the carrying amount of an asset exceeds its recoverable amount, an impairment charge is recognized immediately in profit or loss by the amount by which the carrying amount of the asset exceeds the recoverable amount. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the lesser of the revised estimate of recoverable amount, and the carrying amount that would have been recorded had no impairment loss been recognized previously.

(j) Leased Assets

Leases are classified as an operating lease whenever the terms of the lease do not transfer substantially all of the risks and rewards of ownership to the lessee. Lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which the economic benefits are consumed.

(k) Revenue Recognition

The Company only ships product when there is a reasonable expectation of payment from the customer. Accordingly, the Company recognizes revenue at the fair value when it has transferred the significant risks and rewards of ownership to its customers, the collection of payment is reasonably assured, and the amount receivable is fixed or determinable.

(l) Cost of Goods Sold

Cost of goods sold includes cost of inventory expensed, packaging costs, shipping costs and related labour.

(m) Research and Development

Research costs are expensed as incurred. Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development to use or sell the asset. Other development expenditures are recognized in profit and loss as incurred. To date, no development costs have been capitalized.

(n) Income Taxes

The Company uses the liability method to account for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for accounting purposes, and the irrespective tax bases. Deferred income tax assets and liabilities are measured using tax rates that have been enacted or substantively enacted applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in statutory tax rates is recognized in profit or loss in the year of change. Deferred income tax assets are recorded when their recoverability is considered probable and are reviewed at the end of each reporting period.

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(o) Share-Based Compensation

The Company has an employee stock option plan. The Company measures equity settled share-based payments based on their fair value at the grant date and recognizes compensation expense over the vesting period based on the Company’s estimate of equity instruments that will eventually vest. Forfeitures are adjusted for on an actual basis. The impact of the revision of the original estimate is recognized in profit or loss such that the cumulative expense reflects the revised estimate. The number of vested options ultimately exercised by holders does not impact the expense recorded in any period. For stock options granted to non-employees, the compensation expense is measured at the fair value of goods and services received except where the fair value cannot be estimated, in which case it is measured at the fair value of the equity instruments granted. The fair value of share-based compensation to non-employees is periodically remeasured until counterparty performance is complete, and any change therein is recognized over the period and in the same manner as if the Company had paid cash instead of paying with or using equity instruments. Consideration paid by employees or non-employees on the exercise of stock options is recorded as share capital and the related share-based compensation is transferred from share-based payment reserve to share capital.

(p) Loss per Share

Loss per common share represents loss for the period attributable to common shareholders divided by the weighted average number of common shares outstanding during the year. Diluted loss per common share is calculated by dividing the applicable loss for the year by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the year.

(q) Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

All other borrowing costs are recognized in profit or loss in the period which they are incurred.

(r) Financial Instruments

Financial assets are classified into one of four categories: fair value through profit and loss (“FVTPL”), held-to-maturity (“HTM”), available for sale (“AFS”), and loans and receivable.

(i) FVTPL FINANCIAL ASSETS

Financial assets are classified as FVTPL when the financial asset is held for trading or it is designated as FVTPL. Financial assets classified as FVTPL are stated at fair value with any resulting gain or loss recognized in the consolidated statements of loss. Transaction costs are expensed as incurred. The fair values of financial assets in this category are determined by reference to active market transactions or by using a valuation technique where no active market exists.

(ii) HTM INVESTMENTS

HTM investments are non-derivative financial assets with fixed or determinable payments and fixed maturity other than loans and receivables. Investments are classified as HTM if the Company has the intention and ability to hold them until maturity. HTM investments are recognized on a trade-date basis and are initially measured at fair value, including transaction costs, and subsequently at amortized cost using the effective interest method.

(iii) AFS FINANCIAL ASSETS

AFS financial assets are those non-derivative financial assets that are designated as available for sale or are not classified in any of the other categories. Gains and losses arising from changes in fair value are recognized in other comprehensive income. When the asset is disposed of or is determined to be impaired, the cumulative gain or loss recognized in other comprehensive income is reclassified from the equity reserve to profit or loss.

(iv) LOANS AND RECEIVABLES

Loans and receivables are non-derivative financial assets having fixed or determinable payments that are not quoted in an active market. They are initially recognized at the transaction value and subsequently carried at amortized cost using the effective interest method less any impairment losses. Discounting is omitted where the effect of discounting is immaterial.

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(v) FINANCIAL LIABILITIES AND OTHER FINANCIAL LIABILITIES

Financial liabilities are classified as either financial liabilities at FVTPL or other financial liabilities. Financial liabilities at FVTPL are stated at fair value, with changes being recognized through the consolidated statements of loss. The fair values of financial liabilities at FVTPL are determined by reference to active market transactions or by using a valuation technique where no active market exists. Other financial liabilities are initially measured at fair value, net of transaction costs, and are subsequently measured at amortized cost using the effective interest method.

(vi) CLASSIFICATION OF FINANCIAL INSTRUMENTS

The Company classifies its financial assets and liabilities depending on the purpose for which the financial instruments were acquired, their characteristics, and management intent as outlined below:

Instrument	Classification	Level	Fair value method
Cash and cash equivalents	FVTPL	Level 1	Carrying amount (approximates fair value due to short-term nature)

Short-term investments	FVTPL	Level 1	Carrying amount (approximates fair value due to short-term nature)

Trade receivables	Loans and receivables	n/a	Carrying amount (approximates fair value due to short-term nature)

Convertible note receivable	FVTPL	Level 2	Discounted cash flow model

Accounts payable and accrued liabilities	Other financial liabilities	n/a	Carrying amount (approximates fair value due to short-term nature)

Convertible debentures	Other financial liabilities	Level 2	Black-Scholes-Merton model

Warrant liability	FVTPL	Level 1	Black-Scholes-Merton model

There have been no transfers between fair value levels during the current year and prior year. There were no unrealized or realized gains or losses related to changes in fair value levels.

(vii) EMBEDDED DERIVATIVES

Derivatives are initially measured at fair value in conjunction with the host contract; no bifurcation is performed, and any directly attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, the entire instrument, including the embedded derivative, is measured at fair value and changes therein are recognized in profit or loss. The Company has a convertible loan receivable whereby the balance can be converted into equity. See Note 13 for transaction and valuation details.

(viii) COMPOUND INSTRUMENTS

The component parts of compound instruments (convertible debentures) issued by the Company are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument. A conversion option that will be settled by the exchange of a fixed amount of cash or another financial asset for a fixed number of the Company’s own equity instruments is an equity instrument.

At the date of issue, the fair value of the liability component is estimated using the prevailing market interest rate for similar non-convertible instruments. This amount is recorded as a liability on an amortized cost basis using the effective interest rate method until extinguished upon conversion or at the instrument’s maturity date.

The conversion option classified as equity is determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This is recognized and included in equity, and is not subsequently remeasured. In addition, the conversion option classified as equity will remain in equity. No gain or loss is recognized in profit or loss upon conversion or expiration of the conversion option.

Transaction costs that relate to the issue of the convertible debentures are allocated to the liability and equity components in proportion to the allocation of the gross proceeds. Transaction costs relating to the equity component are recognized directly in equity. Transaction costs relating to the liability component are included in the carrying amount of the liability component and are amortized over the term of the convertible debentures using the effective interest method.

For compound instruments with non-equity derivatives, the fair value of the embedded derivative is determined first based on the contractual terms, and the initial carrying amount of the host instrument is the residual amount after separating the embedded derivative.

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(ix) EFFECTIVE INTEREST METHOD

The effective interest method is a method of calculating the amortized cost of a financial instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

(x) TRANSACTION COSTS

Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

(xi) IMPAIRMENT OF FINANCIAL ASSETS

Financial assets, other than those classified at fair value through profit and loss, are assessed for indicators of impairment at the end of the reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

(s) Critical Accounting Estimates and Judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

VALUATION OF BIOLOGICAL ASSETS AND INVENTORY

In calculating the value of the biological assets and inventory, management is required to make a number of estimates, including estimating the stage of growth of the cannabis, harvesting costs, selling costs, sales price and expected yields for the cannabis plant. In calculating final inventory values, management is required to determine an estimate of spoiled or expired inventory and compares the inventory cost versus net realizable value.

ESTIMATED USEFUL LIVES AND AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS

Amortization of property, plant and equipment and intangible assets are dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

SHARE-BASED COMPENSATION

In calculating the share-based compensation expense, key estimates such as the value of the common share, the rate of forfeiture of options granted, the expected life of the option, the volatility of the Company’s stock price and the risk-free interest rate are used.

WARRANTS

In calculating the value of the warrants, key estimates such as the value of the common share, the expected life of the warrant, the volatility of the Company’s stock price and the risk-free interest rate are used.

All broker/compensation warrants were measured at the fair value of the equity instruments granted, as the fair value of the related services cannot be reliably measured.

PROVISIONS

Provisions are recognized when the Company has a present obligation, legal or constructive, as a result of a previous event, if it is probable that the Company will be required to settle the obligation and a reliable estimate can be made of the obligation. The amount recognized is the best estimate of the expenditure required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligations. Provisions are reviewed at the end of each reporting period and adjusted to reflect the current best estimate of the expected future cash flows.

ALLOCATION OF PURCHASE PRICE

In determining the allocation of the purchase price, estimates are used based on market research and appraisal values.

50

CONVERTIBLE NOTE RECEIVABLE

The fair value of the convertible note receivable is determined using valuation techniques. The Company uses judgment to select the methods used to make certain assumptions and in performing the fair value calculations in order to determine the values attributed to the instrument at the time of their issuance and the subsequent measurement at fair value on a recurring basis. These valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of the convertible note receivable that are not quoted in an active market.

(t) Changes to Accounting Standards and Interpretations

NEW AND REVISED IFRS IN ISSUE BUT NOT YET EFFECTIVE

IFRS 9, Financial Instruments

IFRS 9 was issued by the International Accounting Standards Board (“IASB”) in November 2009 and October 2010 and will replace IAS 39. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Two measurement categories continue to exist to account for financial liabilities in IFRS 9, fair value through profit or loss (“FVTPL”) and amortized cost. Financial liabilities held for trading are measured at FVTPL, and all other financial liabilities are measured at amortized cost unless the fair value option is applied. The treatment of embedded derivatives under the new standard is consistent with IAS 39 and is applied to financial liabilities and non-derivative hosts not within the scope of the standard. The Company will adopt IFRS 9 effective August 1, 2018. The Company has completed its assessment of the impact of this new standard. Investments currently measured at cost will be measured at FVTPL, and the Company expects no significant changes as a result of this or elsewhere in the application of the new standard.

IFRS 7, Financial Instruments: Disclosure

IFRS 7, Financial Instruments: Disclosure, was amended to require additional disclosures on transition from IAS 39 to IFRS 9. IFRS 7 is effective on adoption of IFRS 9, which is effective for annual periods commencing on or after January 1, 2018. The Company intends to adopt the amendments to IFRS 7 on August 1, 2018 and does not expect the implementation will result in a significant effect to the financial statements.

IFRS 15, Revenue from Contracts with Customers

IFRS 15 was issued by the IASB in May 2014 and specifies how and when revenue should be recognized based on a five-step model, which is applied to all contracts with customers. On April 12, 2016, the IASB published final clarifications to IFRS 15 with respect to identifying performance obligations, principal versus agent considerations, and licensing. The Company will adopt IFRS 15 effective August 1, 2018. The Company has completed its assessment of the impact of this new standard and has noted beyond the required additional disclosures, there exist no material changes to the financial statements or required retroactive adjustments to the retained earnings.

IFRS 16, Leases

IFRS 16 was issued by the IASB in January 2016, and specifies the requirements to recognize, measure, present and disclose leases. IFRS 16 is effective for annual periods beginning on or after January 1, 2019, with early adoption permitted.

The Company is assessing the impact of the new or revised IFRS standard in issue but not yet effective on its consolidated financial statements.

4. Reverse Acquisition

On March 15, 2017, BFK Capital Corp. completed its Qualifying Transaction, which was effected pursuant to an agreement between BFK Capital Corp. and Hydropothecary. Pursuant to the agreement, BFK Capital Corp. acquired all of the issued and outstanding shares of Hydropothecary. The former shareholders of Hydropothecary received an aggregate of 68,428,824 post-consolidation common shares of BFK Capital Corp. for all the outstanding Hydropothecary common shares.

The transaction was a reverse acquisition of BFK Capital Corp. and has been accounted for under IFRS 2, Share-Based Payment. Accordingly, the transaction has been accounted for at the fair value of the equity instruments granted by the shareholders of Hydropothecary to the shareholders and option holders of BFK Capital Corp. The difference between the fair value of the consideration (including the outstanding options) and the fair value of BFK Capital Corp.’s net assets has been recognized as a listing expense in the consolidated statements of comprehensive loss for the fiscal year ended July 31, 2017. The options were valued using the Black-Scholes-Merton option pricing model with the following variables: share price of $0.75; expected life of two years; $Nil dividends; 100% volatility; and risk-free interest rate of 1.34%. Additional legal and consulting fees of $154,549 were incurred to complete the transaction.

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The results of operations of BFK Capital Corp. are included in the condensed interim consolidated financial statements of HEXO from the date of the reverse acquisition, March 15, 2017.

The following represents management’s estimate of the fair value of the net assets acquired and total consideration transferred at March 15, 2017 as a result of the reverse acquisition.

Fair value of BFK shares prior to transaction (1,837,770 at $ 0.75 per share)	$1,378,332
Options	70,253
Total consideration transferred	1,448,585
Net assets acquired	(652,110)
Excess attributed to cost of listing	796,475
Professional, consulting and other fees	154,549
RTO listing expense	$951,024
Net assets acquired include:
Cash	$647,214
Prepaid expense	4,896
Total net assets acquired	$652,110

5.  Short-Term Investments

Short-term investments consist of in various guaranteed investment certificates, term deposits, and fixed income securities that mature on dates between January 27, 2019 and June 21, 2019 with annual interest rates ranging from 0.45% to 2.30%.

Short-term investments are comprised of liquid investments with maturities of less than 12 months. Short-term investments are recognized initially at fair value and subsequently adjusted to fair value through profit or loss. The Company intends to hold the high interest savings funds for a period greater than three months. Short-term investments contain restricted funds of $3,117,000 due to a held letter of credit (see Note 19).

	Interest rate	Maturity date	July 31, 2018	July 31, 2017
Guaranteed investment certificates	0.45%–0.5%	January 27, 2019 to June 21, 2019	$712,284	$2,871,550
Term deposits	1.2%–1.75%	To desired term	49,483,945	–
High interest savings accounts	1.4%–4.25%	April 26, 2019 to desired term	155,250,602	–
			$205,446,830	$2,871,550

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6. Inventory

	July 31, 2018			July 31, 2017
	Capitalized cost	Biological asset fair value adjustment	Total	Total
Dried cannabis	$2,115,464	$4,440,195	$6,555,659	$3,517,609
Oils	2,280,780	881,432	3,162,212	106,893
Packaging and supplies	696,753	–	696,753	64,737
	$5,092,997	$5,321,627	$10,414,624	$3,689,239

The inventory expensed to cost of goods sold in the year ended July 31, 2018 was $964,956 (July 31, 2017 – $952,968).

Included in inventory expensed to cost of goods sold is the fair value adjustment on the sale of inventory of $2,288,975 for the year ended July 31, 2018 (July 31, 2017 – $576,872).

During the year ended July 31, 2018, the Company recorded an adjustment to the net realizable value of inventories of $1,491,070 (July 31, 2017 – $Nil). This was due to the decrease in the estimated market selling price input of the inventory valuation which was caused by the onset of the adult-use market and is reflective of competitive market prices.

During the year ended July 31, 2017, the Company recorded a write-down of inventories in the amount of $613,074, of which $494,810 related to the Company’s voluntary recall and $118,264 as a result of a flood at the Company’s facility.

7. Biological Assets

The Company’s biological assets consist of cannabis plants, from seeds all the way through to mature plants. The changes in the carrying value of biological assets are as follows:

	July 31, 2018	July 31, 2017
Carrying amount, beginning of period	$1,504,186	$120,667
Production costs capitalized	993,469	659,339
Net increase in fair value due to biological transformation less cost to sell	7,339,566	5,003,822
Transferred to inventory upon harvest	(7,505,262)	(4,279,642)
Carrying amount, end of period	$2,331,959	$1,504,186

As at July 31, 2018, the fair value of biological assets included $6,200 in seeds and $2,325,759 in cannabis plants ($6,200 in seeds and $1,497,986 in cannabis plants as at July 31, 2017). The significant estimates used in determining the fair value of cannabis plants are as follows:

•	yield by plant;

•

stage of growth estimated as the percentage of costs incurred as a percentage of total cost as applied to the estimated total fair value per gram (less fulfillment costs) to arrive at an in-process fair value for estimated biological assets, which have not yet been harvested;

•	percentage of costs incurred for each stage of plant growth; and

•	fair value selling price per gram less cost to complete and cost to sell.

All biological assets are classified as current assets on the balance sheet and are considered Level 3 fair value estimates (Note 2). As at July 31, 2018, it is expected that the Company’s biological assets will yield approximately 4,373,775 grams of cannabis (July 31, 2017 – 700,169 grams of cannabis). The Company’s estimates are, by their nature, subject to change. Changes in the anticipated yield will be reflected in future changes in the fair values of biological assets.

The valuation of biological assets is based on an income approach in which the fair value at the point of harvesting is estimated based on selling prices less the costs to sell. For in-process biological assets, the fair value at point of harvest is adjusted based on the stage of growth at period end. Stage of growth is determined by reference to the plant’s life relative to the stages within the harvest cycle.

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Management’s identified significant unobservable inputs, their range of values and sensitivity analysis are presented in the table below:

Unobservable inputs	Input values	Sensitivity analysis
Average selling price
Obtained through actual retail prices on a per strain basis	$4.66 per dried gram	An increase or decrease of 5% applied to the average selling price would result in a change of approximately $329,000 to the valuation.
Yield per plant
Obtained through historical harvest cycle results on a per strain basis	50–235 grams per plant	An increase or decrease of 5% applied to the average yield per plant would not result in a material change in valuation.
Stage of growth
Obtained through the estimates of stage of completion within the harvest cycle	Average of 32% completion	An increase or decrease of 5% applied to the average stage of growth per plant would result in a change of approximately $320,000 in valuation.

8. Property, Plant and Equipment

Cost	Balance at July 31, 2017	Additions	Adjustments	Balance at July 31, 2018
Land	$358,405	$680,315	$–	$1,038,720
Buildings	3,744,759	3,930,217	24,860,752	32,535,728
Leasehold improvements	–	205,456	–	205,456
Furniture and equipment	900,395	1,232,613	(472,320)	1,660,688
Cultivation and production equipment	379,992	3,165,199	486,438	4,031,629
Vehicles	113,926	32,900	4,425	151,251
Computers	233,685	425,117	–	658,802
Construction in progress	605,015	39,707,253	(24,879,295)	15,432,973
	$6,336,177	$49,379,070	$–	$55,715,247

Accumulated amortization	Balance at July 31, 2017	Amortization	Adjustments	Balance at July 31, 2018
Land	$–	$–	$–	$–
Buildings	194,187	338,993	–	533,180
Leasehold improvements	–	8,313	–	8,313
Furniture and equipment	165,086	195,086	167,384	527,556
Cultivation and production equipment	23,068	213,075	(167,384)	68,759
Vehicles	25,589	30,203	–	55,792
Computers	78,552	110,044	–	188,596
	$486,482	$895,714	$–	$1,382,196
Net carrying value	$5,849,695			$54,333,051

As at July 31, 2018, there was $3,920,069 (July 31, 2017 – $262,502) of property, plant and equipment in accounts payable and accrued liabilities.

Buildings consist of $993,611 (July 31, 2017 – $72,000) of capitalized borrowing costs. Adjustments reflect the activation of an asset’s useful life, transitioning from construction in progress to the appropriate property, plant and equipment classification. Adjustments, as well, consist of re-classifications.

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Cost	Balance at July 31, 2016	Additions	Disposals	Adjustments	Balance at July 31, 2017
Land	$105,000	$253,405	$–	$–	$358,405
Buildings	917,087	1,212,399	(25,000)	1,640,273	3,744,759
Furniture and equipment	320,586	649,189	(69,380)	–	900,395
Cultivation and production equipment	–	373,249	–	6,743	379,992
Vehicles	37,537	76,389	–	–	113,926
Computers	91,298	160,147	(17,760)	–	233,685
Construction in progress	1,647,017	605,014	–	(1,647,016)	605,015
	$3,118,525	$3,329,792	$(112,140)	$–	$6,336,177

Accumulated amortization	Balance at July 31, 2016	Amortization	Disposals/ adjustments	Adjustments	Balance at July 31, 2017
Land	$–	$–	$–	$–	$–
Buildings	54,095	146,414	(3,420)	(2,902)	194,187
Furniture and equipment	67,224	133,334	(38,292)	2,820	165,086
Cultivation and production equipment	–	23,068	–	–	23,068
Vehicles	15,535	10,054	–	–	25,589
Computers	45,445	47,097	(14,072)	82	78,552
	$182,299	$359,967	$(55,784)	$–	$486,482
Net carrying value	$2,936,226				$5,849,695

9. Intangible Assets and Other Longer-Term Assets

Cost	Balance at July 31, 2017	Additions	Disposals/ adjustments	Balance at July 31, 2018
ACMPR license	$2,544,696	$–	$–	$2,544,696
Software	651,247	1,148,892	–	1,800,139
Domain names	–	585,283	–	585,283
Investments held at cost	–	100,000	–	100,000
Capitalized transaction costs	–	211,826	–	211,826
	$3,195,943	$2,046,001	$–	$5,241,944

Accumulated amortization	Balance at July 31, 2017	Amortization	Disposals/ adjustments	Balance at July 31, 2018
ACMPR license	$276,909	$126,181	$–	$403,090
Software	155,270	629,302	–	784,572
Domain name	–	9,755	–	9,755
	$432,179	$765,238	$–	$1,197,417
Net carrying value	$2,763,764			$4,044,527

Software includes $647,311 and $257,666 relating to an enterprise resource planning software and online sales platform, respectively, that are not yet available for use. Accordingly, no amortization has been taken during the fiscal year ended July 31, 2018. The Company expects that both assets will be fully available for use in the first quarter of fiscal 2019.

As at July 31, 2018, there was $265,757 (July 31, 2017 – $Nil) of intangible assets in accounts payable and accrued liabilities.

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Capitalized transaction costs are those incurred with respect to the definitive agreement to form a joint venture subsequent to the year ended July 31, 2018 (Note 24).

Cost	Balance at July 31, 2016	Additions	Disposals/ adjustments	Balance at July 31, 2017
ACMPR license	$2,544,696	$–	$–	$2,544,696
Software	289,564	361,683	–	651,247
Domain names	6,596	–	(6,596)	–
	$2,840,856	$361,683	$(6,596)	$3,195,943

Accumulated amortization	Balance at July 31, 2016	Amortization	Disposals/ adjustments	Balance at July 31, 2017
ACMPR license	$149,008	127,901	$–	$276,909
Software	51,486	103,784	–	155,270
Domain name	6,596	–	6,596	–
	$207,090	$231,685	$6,596	$432,179
Net carrying value	$2,633,766			$2,763,764

During the fiscal year ended July 31, 2018, the Company conducted a review of its intangible assets, which resulted in changes in the expected usage of its software. Certain assets, which management previously intended to use for five years from the date of purchase, were replaced during the fiscal year as well as September 2018. As a result, the expected useful lives of these assets decreased. The effect of these changes on actual and expected depreciation expense, in current and future years, respectively, is as follows.

	2018	2019	2020	2021	2022	Later
(Decrease) increase in amortization expense	$309,253	$ (87,478)	$ (119,136)	$ (99,874)	$ (2,765)	$–

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10. Convertible Debentures

	2016 unsecured convertible debentures	2017 secured convertible debentures	2017 unsecured convertible debentures 8%	2017 unsecured convertible debentures 7%	Total
Balance at July 31, 2016	$306,205	$–	$–	$–	$306,205
Gross proceeds	–	4,403,893	25,100,000	–	29,503,893
Issuance costs	–	(718,661)	(1,703,602)	–	(12,422,263)
Warrants, net of issuance costs	–	(461,065)	(1,084,433)	–	(1,545,478)
Conversion feature, net of issuance costs	–	(557,009)	(1,742,779)	–	(2,299,788)
Accretion	35,919	215,875	69,744	–	321,538
Foreign exchange	–	(119,429)	–	–	(119,429)
Conversion of debenture	(132,124)	(2,763,624)	–	–	(3,105,748)
Balance at July 31, 2017	$–	–	$20,638,930	$–	$20,638,930
Gross proceeds	–	–	–	69,000,000	69,000,000
Issuance costs	–	–	–	(4,791,642)	(4,791,642)
Warrants, net of issuance costs	–	–	–	(3,284,648)	(3,284,648)
Conversion feature, net of issuance costs	–	–	–	(6,777,317)	(6,777,317)
Accretion	–	–	814,304	553,710	1,368,014
Conversion of debenture	–	–	(21,453,234)	(54,700,103)	(76,153,337)
Balance at July 31, 2018	$–	$–	$–	$–	$–

2016 Unsecured Convertible Debentures

In March 2017, debenture holders converted their debentures to equity. The debentures had a book value of $342,124 ($345,000 face value) and contributed surplus (equity component) of $57,500. The conversion resulted in the issuance of 459,990 units at a price of $0.75 per unit. The 459,990 warrants issued were valued at $69,220 using the Black-Scholes-Merton option pricing model and the following variables: stock price of $0.60; expected life of two years; $Nil dividends; 64.5% volatility; and risk-free interest rate of 0.59%. Accordingly, share capital was increased at the date of conversion by the carrying value of the debentures of $342,124, which included $35,919 of accreted interest.

2017 Secured Convertible Debentures

In November 2016, the Company issued $4,403,893 (US$3,275,000) principal amount of secured debentures through a brokered private placement. The debentures bear interest at 8% per annum and mature on December 31, 2019. Interest for the first year of the term of the debentures will be accrued and paid in arrears, following which, interest will be accrued and paid quarterly in arrears. The debentures are convertible into common shares of the Company at US$0.70 at the option of the holder. The debentures will automatically convert to common shares after the Company becomes a reporting issuer on a Canadian or United States exchange and maintains a volume weighted average trading price equal to or exceeding the conversion price of the debentures for 15 days. The obligations of the Company under the debentures are secured by a first priority security interest against all of the assets of the Company. The debenture holders received 2,339,208 warrants, one for every two common shares that would be issued assuming full conversion of the debentures. The warrants have a three-year term, expiring November 13, 2019, and have an exercise price of US$0.76.

The Company identified embedded derivatives related to the above described debentures. These embedded derivatives included variable conversion feature liability and the warrant liability. The accounting treatment of the derivative financial instruments requires that the Company record the fair value of the derivatives as at the inception date of the debentures and to fair value as at each subsequent reporting date.

The Company allocated the proceeds first to the warrant liability and the conversion feature liability based on their fair value, and the residual proceeds represented the fair value of the debentures. The fair values of the embedded derivatives were determined using the Black-Scholes-Merton option pricing model.

57

The warrant liability was valued with a fair value of $550,955 (US$409,723) using the following assumptions:

●	stock price of $0.75 (US$0.56);

●	exchange rate of 1.3447;

●	expected life of three years;

●	$Nil dividends;

●	60% volatility;

●	risk-free interest rate of 1.25%.

The conversion feature liability was initially valued with a fair value of $665,632 (US$495,004) using the following assumptions:

●	stock price of $0.75 (US$0.56);

●	expected life of 15 months;

●	$Nil dividends;

●	60% volatility;

●	risk-free interest rate of 1.25%.

The residual proceeds of $3,187,306 (US$2,370,273) represent the fair value of the debenture.

In connection with the closing of the debentures, the Company paid a placement agent fee of $560,152 (US$416,563) from the gross proceeds of the financing and incurred an additional $62,996 of financing costs. The Company also issued broker warrants exercisable to acquire 62,381 common shares at an exercise price of US$0.70 per share.

The broker warrants were attributed a fair value of $95,513 (US$71,029) based on the Black-Scholes-Merton option pricing model with the following assumptions:

●	stock price of $0.75 (US$0.56);

●	expected life of three years;

●	$Nil dividends;

●	60% volatility;

●	risk-free interest rate of 1.25%.

The total financing costs amounted to $718,661 and were allocated on a pro-rata basis as follows: debenture – $520,128, conversion liability – $108,623, and warrant liability – $89,910. The issue costs allocated to the conversion feature liability and the warrant liability, totalling $198,533, were included in financing charges on the statement of comprehensive loss.

Pursuant to the debenture agreement, on April 11, 2017 (“the date of conversion”) the debentures automatically converted to 4,678,494 common shares at a conversion price of US$0.70 after the Company became a reporting issuer on the TSX-V and by maintaining a volume weighted average trading price equal to or exceeding the conversion price of the debentures for 15 days.

Up to and including the date of conversion, the accreted interest on the debentures was $145,628 (US$109,232), and $70,247 for the deferred financing fees, for the fiscal year ended July 31, 2017; both are recorded as interest expense on the statement of comprehensive loss. Additionally, as the debentures are a monetary liability, they were re-translated on the date of conversion, resulting in a value of $3,213,505 (US$2,261,041), and a foreign exchange gain of $119,429 was recorded in foreign exchange on the statement of comprehensive loss. Accordingly, the debentures at the date of conversion were valued at $2,763,624, which consisted of the debenture value of $3,213,505 less unamortized financing fees of $449,881.

58

The conversion liability was revalued on the date of conversion using the Black-Scholes-Merton option pricing model. The conversion liability was revalued to $8,807,287 (US$6,606,126):

●	stock price of $2.79 converted to US$2.09;

●	expected life of 12.6 months;

●	$Nil dividends;

●	60% volatility;

●	risk-free interest rate of 1.25%;

●	USD/CAD exchange rate of 1.3332.

Accordingly, the loss on the revaluation of the conversion liability was $8,141,655, which is recorded in the revaluation of financial instruments account on the statement of comprehensive loss. Therefore, on April 11, 2017, the conversion of the debentures and the corresponding conversion liability resulted in an increase to share capital of $11,570,911 for the 4,678,494 common shares issued.

During the fiscal year ended July 31, 2017, 285,708 of the warrants were exercised, for total proceeds of $292,302 (US$217,138, based on an exercise price of US$0.76). On the various dates of exercise, the warrant liability was revalued using the Black-Scholes-Merton option pricing model. Overall, the value of the warrants exercised was $222,988 (US$165,182) using the following variables: stock price of US$1.26–$1.32; expected life of 12 months; $Nil dividends; 60% volatility; risk-free interest rate of 1.25%; and USD/CAD exchange rate of 1.3490–1.3503. The exercise of these warrants resulted in an increase to share capital of $515,290.

During the fiscal year ended July 31, 2018, 1,124,958 warrants were exercised, for total proceeds of $1,076,576 (US$844,828, based on an exercise price of US$0.76). On the various dates of exercise, the warrant liability was revalued using the Black-Scholes-Merton option pricing model. Overall, the liability value of the warrants exercised was $3,317,278 (US$2,633,514) using the following variables:

●	stock price of various;

●	expected life of 12 months;

●	$Nil dividends;

●	60% volatility;

●	risk-free interest rate of 0.75%;

●	USD/CAD exchange rate of various.

The exercise of these warrants resulted in an increase to share capital of $4,393,854.

The remaining warrant liability was revalued on July 31, 2018 using the Black-Scholes-Merton option pricing model. The warrant liability was revalued to $3,129,769 (US$2,404,370) with a stock price of US$3.34; expected life of 12 months; $Nil dividends; 60% volatility; risk-free interest rate of 0.75%; and USD/CAD exchange rate of 1.3017. The (loss)/gain on the revaluation of the warrant liability for the three and 12 months ended July 31, 2018 was $173,890 and $5,091,460, which is recorded in the revaluation of financial instruments account on the statement of comprehensive loss.

The following table summarizes warrant liability activity during the fiscal years ended July 31, 2018 and July 31, 2017.

	July 31, 2018	July 31, 2017
Opening balance	$1,355,587	$–
Granted	–	–
Expired	–	–
Exercised	(3,317,278)	(7,813,688)
Revaluation due to foreign exchange	5,091,460	9,169,275
Closing balance	$3,129,769	$1,355,587

59

2017 Unsecured Convertible Debentures 8%

On July 18, 2017, the Company issued $25,100,000 principal amount of unsecured debentures through a brokered private placement. The debentures bear interest at 8% per annum and mature on June 30, 2019. Interest will be accrued and paid semi-annually in arrears. The debentures are convertible into common shares of the Company at $1.60 at the option of the holder. Beginning after November 19, 2017, the Company may force the conversion of the debentures on 30 days’ prior written notice should the daily weighted average trading price of the common shares of the Company be greater than $2.25 for any 15 consecutive trading days. The debenture holders received 7,856,300 warrants: 313 for every $1,000 unit. The warrants have a two-year term, expiring July 18, 2019, and have an exercise price of $2.00. Beginning after November 19, 2017, the Company has the right to accelerate the expiry of the warrants should the closing trading price of the common shares of the Company be greater than $3.00 for any 15 consecutive trading days.

On initial recognition, the residual method was used to allocate the fair value of the warrants and conversion option. The fair value of the liability component was calculated as $22,066,925 using a discount rate of 16%. The residual proceeds of $3,033,075 were allocated between the warrants and conversion option on a pro-rata basis relative to their fair values. The fair values of the warrants and conversion option were determined using the Black-Scholes-Merton option pricing model.

The warrants were valued with a fair value of $1,929,098 using the following assumptions:

●	stock price of $1.26;

●	expected life of two years;

●	$Nil dividends;

●	60% volatility;

●	risk-free interest rate of 1.27%.

The conversion option was valued with a fair value of $3,100,227 using the following assumptions:

●	stock price of $1.26;

●	expected life of one year;

●	$Nil dividends;

●	60% volatility;

●	risk-free interest rate of 1.27%.

Based on the fair value of the warrants and conversion option, the residual proceeds of $3,033,075 were allocated as $1,163,396 to the warrants and $1,869,679 to the conversion option.

In connection with the closing of the debentures, the Company paid a placement fee of $1,292,010 from the gross proceeds of the financing and incurred an additional $218,990 of financing costs. The Company also issued broker warrants exercisable to acquire 784,375 common shares at an exercise price of $2.00 per share.

The broker warrants were attributed a fair value of $192,602 based on the Black-Scholes-Merton option pricing model with the following assumptions:

● stock price of $1.26;

● expected life of two years;

●	$Nil dividends;

●	60% volatility;

●	risk-free interest rate of 1.27%.

The total financing costs amounted to $1,703,602 and were allocated on pro-rata basis as follows: debt – $1,497,739, conversion option – $126,900, and the warrants – $78,963.

60

Pursuant to the agreement, on November 22, 2017 the Company announced that it had elected to exercise its right to convert all of the outstanding principal amount of the debentures and unpaid accrued interest thereon into common shares. The Company became entitled to force the conversion of the 8.0% Debentures on November 19, 2017 on the basis that the volume weighted average price (“VWAP”) of the common shares on the TSXV for 15 consecutive trading days was equal to or exceeded $2.25. For the 15 consecutive trading days preceding November 19, 2017, the VWAP of the common shares was $2.56. The Company provided the holders of the 8.0% Debentures with the required 30 days’ advance written notice of the conversion, and the effective date for the conversion was December 27, 2017.

Pursuant to the conversion of the 8.0% Debentures, holders of the 8.0% Debentures received 625 common shares for each $1,000 principal amount of 8.0% Debentures held. In addition, the accrued and unpaid interest on each $1,000 principal amount of the 8.0% Debentures for the period from issuance on July 18, 2017 to, but excluding, the conversion date was $36.00, and 8.0% Debenture holders received an additional 22.5 common shares for each $1,000 principal amount of 8.0% Debentures held on account of accrued and unpaid interest, for a total of 647.5 common shares for each $1,000 principal amount of 8.0% Debentures held at the conversion date. Accordingly, at the date of conversion, the carrying value of the debentures of $21,453,234, interest payable paid through shares of $266,219 and the conversion feature of $1,742,779 resulted in the cumulative increase to share capital of $23,462,232.

Interest expensed to the statement of loss and comprehensive loss was $417,718 and interest capitalized to property, plant and equipment was $921,611 for the year ended July 31, 2018 (2017 – $70,255 and $72,000, respectively). Accretion for the fiscal year ended July 31, 2018 was $814,304 (2017 – $69,744). During the year, the Company paid $266,219 of interest owing through shares, and $331,317 of interest owing in cash (2017 – $Nil). The accrued interest payable as at July 31, 2018 was $Nil (2017 – $72,511).

2018 UNSECURED CONVERTIBLE DEBENTURES 7%

On November 24, 2017, the Company issued $69,000,000 principal amount of unsecured debentures through a brokered private placement. The debentures bear interest at 7% per annum and mature on November 24, 2020. Interest will be accrued and paid semi-annually in arrears. The debentures were convertible into common shares of the Company at $2.20 at the option of the holder. The Company may force the conversion of the debentures on 30 days’ prior written notice should the daily weighted average trading price of the common shares of the Company be greater than $3.15 for any 10 consecutive trading days. The debenture holders received 15,663,000 warrants, 227 for every $1,000 unit. The warrants have a two-year term, expiring November 24, 2019, and have an exercise price of $3.00. The Company has the right to accelerate the expiry of the warrants should the closing trading price of the common shares of the Company be greater than $4.50 for any 10 consecutive trading days.

On initial recognition, the residual method was used to allocate the fair value of the warrants and conversion option. The fair value of the liability component was calculated as $58,187,146 using a discount rate of 14%. The residual proceeds of $10,812,854 were allocated between the warrants and conversion option on a pro-rata basis relative to their fair values. The fair values of the warrants and conversion option were determined using the Black-Scholes-Merton option pricing model.

The warrants were valued with a fair value of $8,647,797 using the following assumptions:

●	stock price of $2.62;

●	expected life of one year;

●	$Nil dividends;

●	65% volatility;

●	risk-free interest rate of 1.25%.

The conversion option was valued with a fair value of $17,843,269 using the following assumptions:

●	stock price of $2.62;

●	expected life of three months;

●	$Nil dividends;

●	65% volatility;

●	risk-free interest rate of 1.25%.

Based on the fair value of the warrants and conversion option, the residual proceeds of $10,812,854 were allocated as $3,529,770 to the warrants and $7,283,084 to the conversion option, less allocation of issuance costs.

61

In connection with the closing of the debentures, the Company paid a placement fee of $3,450,000 from the gross proceeds of the financing and incurred an additional $475,824 of issuance costs. The Company also issued broker warrants exercisable to acquire 1,568,181 common shares at an exercise price of $3.00 per share.

The broker warrants were attributed a fair value of $865,818 based on the Black-Scholes-Merton option pricing model with the following assumptions:

●	stock price of $2.62;

●	expected life of one year;

●	$Nil dividends;

●	65% volatility;

●	risk-free interest rate of 1.25%.

The total issuance costs amounted to $4,791,642 and were allocated on pro-rata basis as follows: debt – $4,040,753, conversion option – $505,767, and the warrants – $245,122.

On December 15, 2017, the Company announced that it had elected to exercise its right to convert all of the outstanding principal amount of the Company’s 7.0% Debentures and unpaid accrued interest thereon into common shares. The Company became entitled to force the conversion of the 7.0% Debentures on December 13, 2017 on the basis that the VWAP of the common shares on the TSXV for 10 consecutive trading days was equal to or exceeded $3.15. For the 10 consecutive trading days preceding December 13, 2017, the VWAP of the common shares was $3.32. The Company provided the holders of the 7.0% Debentures with the required 30 days’ advance written notice of the conversion, and the effective date for the conversion was January 15, 2018.

Pursuant to the conversion of the 7.0% Debentures, holders of the 7.0% Debentures received 454.54 common shares for each $1,000 principal amount of 7.0% Debentures held. In addition, the accrued and unpaid interest on each $1,000 principal amount of the 7.0% Debentures for the period from December 31, 2017 (the interest payment scheduled for December 31, 2017 was paid in cash) up to, but excluding, the conversion date, was $2.92, and 7.0% Debenture holders received an additional 1.33 common shares for each $1,000 principal amount of 7.0% Debentures held on account of accrued and unpaid interest, for a total of 455.87 common shares for each $1,000 principal amount of 7.0% Debentures held. Accordingly, at the date of conversion, the carrying value of the debentures of $54,700,103, interest payable paid through shares of $45,824 and the conversion feature of $6,809,418 resulted in the cumulative increase to share capital of $61,555,345.

Interest expensed to the statement of loss and comprehensive loss was $1,111,690 (2017 – $Nil). Accretion for the fiscal year ended July 31, 2018 was $553,710 (2017 – $Nil). During the year, the Company paid $45,824 of interest owing through shares, and $512,156 of interest owing in cash (2017 – $Nil). The accrued interest payable as at July 31, 2018 was $Nil (2017 – $Nil).

The unsecured convertible debentures balance net of interest payable was $Nil and $20,638,930 for the fiscal years ended July 31, 2018 and July 31, 2017, respectively.

11. Share Capital

(a) Authorized

An unlimited number of common shares

(b) Issued and Outstanding

During the first quarter of fiscal 2017, the Company issued 338,274 units in a private placement at $0.75 per unit, generating gross proceeds of $253,706. A unit provides the holder with one common share and one common share purchase warrant. The warrant entitles the holder the option to buy a share at the price of $0.83 for three years from date of issuance. The value of the warrants was estimated using the Black-Scholes-Merton option pricing model with the following variables: stock price of $0.57; expected life of three years; $Nil dividends; 64.5% volatility; and risk-free interest rate of 0.60%. The value of the warrants was estimated to be $61,453. As a result, the residual value of the common shares was calculated to be $192,253.

62

Share issue costs relating to the equity financing in the first quarter of fiscal 2017 amounted to $6,308. $617 of the costs were related to 2,664 warrants issued that have an $0.83 exercise price and expire in five years. These warrants were issued to a broker in relation to the sale of 338,274 units. The warrants were valued using the Black-Scholes-Merton option pricing model and the following variables: stock price of $0.52; expected life of five years; $Nil dividends; 64.5% volatility; and risk-free interest rate of 0.60%. $97 of the costs were related to 798 warrants issued that have a $0.75 exercise price and expire in one year. These warrants were issued to a financing consultant in relation to a finder’s fee for the sale of 13,332 units. The warrants were valued using the Black-Scholes-Merton option pricing model and the following variables: stock price of $0.63; expected life of one year; $Nil dividends; 64.5% volatility; and risk-free interest rate of 0.69%. In both cases, the warrants issued provide the holders with the option to purchase one common share.

During the second quarter of fiscal 2017, the Company issued 4,285,716 common shares at $0.58 per common share for total proceeds of $2,500,001 from a group of private investors (“Investors”). As part of the private placement, the Investors have the right to nominate up to two directors supported by an agreement between certain shareholders. The Investors have a call option to purchase another 4,285,716 common shares at a price of $0.58 per share prior to May 31, 2017. The Company also has a put option to purchase another 4,285,716 common shares at the subscription price of $0.58 prior to June 30, 2017, so long as the Company attains revenues of $3,500,000 between January 1, 2017 and May 31, 2017.

In connection with the closing of this placement, the Company incurred share issuance costs of $147,014 and issued 342,852 broker warrants with an exercise price of $0.75 and a five-year term. The warrants were valued using the Black-Scholes-Merton option pricing model and the following variables: stock price of $0.75; expected life of five years; $Nil dividends; 73.2% volatility; and risk-free interest rate of 0.75%. The value of the broker warrants was estimated to be $152,890. The broker warrants were measured at the fair value of the equity instruments granted, as the fair value of the related services cannot be measured reliably.

During the second quarter of fiscal year 2017, the Company completed a concurrent financing through an agent, pursuant to which it issued 17,517,042 common shares at a price of $0.75 per share for gross proceeds of $13,137,782 (“Concurrent Financing”). In connection with the closing of the Concurrent Financing, the Company paid the agent a cash commission of $803,487, equal to 7% of the gross proceeds from the Concurrent Financing, subject to a reduced commission of 3.5% for certain subscribers on a President’s List of the Company. The Company also issued to the agent warrants exercisable to acquire 1,071,318 common shares, being that number of common shares as was equal to 7% of the number of common shares sold under the Concurrent Financing, subject to a reduced percentage of 3.5% for certain subscribers on the President’s List, at an exercise price of $0.75 per share and a two-year term. The warrants were valued at $323,653 using the Black-Scholes-Merton option pricing model and the following variables: stock price of $0.75; expected life of two years; $Nil dividends; 73.2% volatility; and risk-free interest rate of 1.25%. Additional transaction costs of $82,329 were included in share issuance costs. The Company also issued 44,940 broker warrants with an exercise price of $0.75 and a two-year term. The warrants were valued at $13,576 using the Black-Scholes-Merton option pricing model and the following variables: stock price of $0.75; expected life of two years; $Nil dividends; 73.2% volatility; and risk-free interest rate of 1.25%.

These warrants were recorded as a share issuance cost in the statement of changes in shareholders’ equity. The agent warrants and broker warrants were measured at the fair value of the equity instruments granted, as the fair value of the related services cannot be measured reliably.

During the second quarter of fiscal 2017, the Company also issued the following warrants:

●	203,202 warrants in exchange for services rendered by two service providers:

●

The Company issued 120,000 warrants with an exercise price of US$ 0.70 and expiring in May 2018. The warrants were valued at $24,411 (US$ 18,760) using the Black-Scholes-Merton option pricing model and the following variables: stock price of $0.75; expected life of 18 months; $Nil dividends; 73.2% volatility; risk-free interest rate of 1.25%; and USD/CAD exchange rate of 1.3447. 30,000 warrants were exercised on April 28, 2017. These warrants were recorded as a share issuance cost in the statements of changes in shareholders’ equity.

●

The Company issued another 83,202 warrants with an exercise price of $0.75 and expiring in three years. The warrants were valued at $30,184 using the Black-Scholes-Merton option pricing model and the following variables: stock price of $0.75; expected life of three years; $Nil dividends; 73.2% volatility; and risk-free interest rate of 1.25%. These warrants were recorded as a share issuance cost in the statements of changes in shareholders’ equity.

During the third quarter of fiscal 2017, the Company issued 2,492,958 shares for $0.75 per share for gross proceeds of $1,869,719. These shares were issued pursuant to an agent’s option under the Concurrent Financing completed in December 2016, in which 17,400,000 shares were offered, which allowed the agent to sell an additional number of shares equal to 15% of the number of offered shares.

63

The Company paid share issuance costs of $146,792 and issued 174,504 warrants to the broker. The warrants have an exercise price of $0.75 and expire in two years. The warrants were valued at $167,222 using the Black-Scholes-Merton option pricing model and the following variables: stock price of $1.55; expected life of two years; $Nil dividends; 73.2% volatility; and risk-free interest rate of 1.25%. These warrants were recorded as a share issuance cost in the statements of shareholders’ equity. The broker warrants were measured at the fair value of the equity instruments granted, as the fair value of the related services cannot be measured reliably.

During the third quarter of fiscal 2017, the Company issued 4,285,716 common shares at a price of $0.58 per share, for total proceeds of $2,500,001, pursuant to a call option issued to a group of private investors on November 4, 2016.

As described in Note 10, Convertible Debentures, the Company issued unsecured debentures in the third and fourth quarters of fiscal 2016. On March 16, 2017, $345,000 of the debentures held by six individuals were converted into 459,990 common shares at a price of $0.75 per unit. In relation to the conversion of this debt, 459,990 warrants were issued. The warrants were valued at $69,220 using the Black-Scholes-Merton option pricing model and the following variables: stock price of $0.60; expected life of two years; $Nil dividends; 64.5% volatility; and risk-free interest rate of 0.59%.

As described in Note 10, Convertible Debentures, the Company issued secured debentures in the second quarter of fiscal 2017. On April 11, 2017, the debentures automatically converted to 4,678,494 common shares at a conversion price of US$ 0.70 after the Company became a reporting issuer on the TSX-V and maintained a volume weighted average trading price equal to or exceeding the conversion price of the debentures for 15 days.

As described in Note 10, Convertible Debentures, during the fourth quarter of 2017, 7,856,300 warrants were issued in relation to the issuance of convertible debt. The allocation of the proceeds to these warrants was $1,163,396. In relation to this financing, the Company issued 784,375 broker agent warrants that have an exercise price of $2.00 and expire in two years. The warrants were valued at $192,602 using the Black-Scholes-Merton option pricing model and the following variables: stock price of $1.52; expected life of two years; $Nil dividends; 73.2% volatility; and risk-free interest rate of 1.27%. The value of the broker warrants, and other financing costs, were allocated on a pro-rata basis based on the allocated fair value of each component of this financing, as detailed in Note 10, Convertible Debentures. The broker warrants were measured at the fair value of the equity instruments granted, as the fair value of the related services cannot be measured reliably.

In relation to the third quarter of fiscal 2017 issuance of 4,285,716 common shares, during the fourth quarter of fiscal 2017 the Company issued 342,852 broker warrants with an exercise price of $0.75 and a five-year term from the date of listing. The warrants were valued at $238,753 using the Black-Scholes-Merton option pricing model and the following variables: stock price of $1.25; expected life of two years; $Nil dividends; 73.2% volatility; and risk-free interest rate of 1.25%. The broker warrants were measured at the fair value of the equity instruments granted, as the fair value of the related services cannot be measured reliably.

During the first quarter of fiscal 2018, 481,896 warrants with exercise prices of $0.75 and US$0.70 were exercised for proceeds of $405,778, resulting in the issuance of 481,896 common shares.

During the second quarter of fiscal 2018, the Company issued 15,687,500 common shares from the conversion of the 8% unsecured convertible debentures and 166,387 common shares in lieu of accrued interest, as described in Note 10, Convertible Debentures.

On January 2, 2018, the Company announced that it had elected to exercise its right to accelerate the expiry date of the common share purchase warrants issued under the 8% convertible debentures. The Company became entitled to accelerate the expiry date of the warrants on December 27, 2017 on the basis that the closing trading price of the common shares on the TSXV exceeded $3.00 for 15 consecutive trading days. The expiry date for the warrants was accelerated from July 18, 2019 to February 1, 2018. During the second quarter of fiscal 2018, the Company issued 7,799,960 common shares related to the exercise of warrants associated with the 8% convertible debentures.

During the second quarter of fiscal 2018, the Company issued 31,363,252 common shares from the conversion of the 7% unsecured convertible debentures and 20,829 common shares in lieu of accrued interest, as described in Note 10, Convertible Debentures. The Company issued 2,922,393 common shares related to the exercise of warrants from the 7% unsecured convertible debentures.

During the second quarter of fiscal 2018, in addition to common shares issued related to the exercise of warrants associated with the convertible debentures, 5,025,627 warrants with exercise prices of $0.75 and US$0.70 were exercised, resulting in the issuance of 5,021,940 common shares. Total proceeds from the exercise of warrants were $30,936,897.

64

On January 30, 2018, the Company closed a bought deal public offering of 37,375,000 units at a price of $4.00 per unit for gross proceeds of $149,500,000. Each unit consisted of one common share and one-half of one share purchase warrant of the Company. Each warrant is exercisable into one common share at a price of $5.60 per share for a period of two years. The fair value of the warrants at the date of grant was estimated at $0.56 per warrant based on the following weighted average assumptions:

●	stock price of $3.93;

●	expected life of one year;

●	$Nil dividends;

●	65% volatility;

●	risk-free interest rate of 1.25%.

Total cash share issue costs amounted to $6,379,728, which consisted of underwriters’ commissions of $5,980,000, underwriters’ expenses of $10,000, underwriters’ legal fees of $96,522 and incurred $311,206 of additional cash issuance costs. In addition, the Company issued an aggregate of 1,495,000 compensation warrants to the underwriters at a fair value of $1,485,797. The compensation warrants have an exercise price of $4.00 and expire January 30, 2020. The fair value of the compensation warrants at the date of grant was estimated at $0.99 per warrant based on the following weighted average assumptions:

●	stock price of $3.93;

●	expected life of one year;

●	$Nil dividends;

●	65% volatility;

●	risk-free interest rate of 1.25%.

The Company allocated $7,342,461 of the issuance costs to the common shares and $523,064 to the warrants.

During the third quarter of fiscal 2018, 2,474,813 warrants with exercise prices ranging from $0.75 to $5.60 and US$0.76 were exercised for proceeds of $4,422,747, resulting in the issuance of 2,474,813 common shares.

On May 24, 2018, the Company announced that it had elected to exercise its right to accelerate the expiry date governing the common share purchase warrants issued November 24, 2017. Pursuant to the terms of the warrant indenture, the Company elected its right to accelerate the expiry date of the remaining 5,261,043 warrants from November 24, 2019 to June 25, 2018. As at the date of expiry, all warrants were exercised. The accelerated expiry date also applied to the remaining 1,568,181 compensation warrants originally issued to certain investment banks on November 24, 2017. As at the date of expiry, 1,505,453 compensation warrants were exercised and 62,728 warrants expired.

During the fourth quarter of fiscal 2018, 13,214,883 warrants with exercise prices ranging from $0.75 to $5.60 and US$0.76 were exercised for proceeds of $38,600,682, resulting in the issuance of 13,214,883 common shares.

As at July 31, 2018, there were 193,629,116 common shares outstanding and 26,425,504 warrants outstanding.

65

The following is a summary of warrants on July 31, 2018.

	Number outstanding	Book value
Warrants issued with $0.75 units
Exercise price of $0.83 expiring April 28, 2019	13,332	$2,389
Exercise price of $0.83 expiring May 19, 2019	19,332	3,457
Exercise price of $0.83 expiring June 2, 2019	333,330	59,598
Exercise price of $0.83 expiring June 6, 2019	144,000	25,747
Exercise price of $0.83 expiring June 8, 2019	1,333,332	261,998
Exercise price of $0.83 expiring June 23, 2019	66,672	11,921
Exercise price of $0.83 expiring June 28, 2019	266,670	47,680
Exercise price of $0.83 expiring July 21, 2019	100,008	17,881
Exercise price of $0.83 expiring July 25, 2019	66,672	11,921
Exercise price of $0.83 expiring July 28, 2019	420,000	75,095
Exercise price of $0.83 expiring August 12, 2019	33,336	6,056
Exercise price of $0.83 expiring August 18, 2019	266,676	47,681
Exercise price of $0.83 expiring August 31, 2019	39,600	7,194
Exercise price of $0.83 expiring September 26, 2019	72,000	13,080
Exercise price of $0.83 expiring October 17, 2019	60,000	10,900
2015 secured convertible debenture warrants
Exercise price of $0.75 expiring July 15, 2019	1,318,332	253,155
2016 unsecured convertible debenture warrants
Exercise price of $0.83 expiring July 18, 2019	100,002	15,047
2018 Equity financing
Exercise price of $5.60 expiring January 30, 2020	18,570,500	9,981,561
Broker/consultant warrants
Exercise price of $0.75 expiring March 15, 2019	302,861	158,308
Exercise price of $0.75 expiring November 9, 2019	41,598	15,091
Exercise price of US$0.70 expiring November 14, 2019	45,143	11,147
Exercise price of $0.75 expiring November 3, 2021	244,284	108,935
Exercise price of $0.75 expiring March 14, 2022	144,282	100,474
Exercise price of $4.00 expiring January 30, 2020	1,495,000	1,389,023
	25,496,962	$12,635,339
2016 secured convertible debenture warrants
Exercise price of US$0.76 expiring November 14, 2019	928,542	3,129,769
	26,425,504	$15,765,108

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The following table summarizes warrant activity during the fiscal years ended July 31, 2018 and July 31, 2017.

		July 31, 2018		July 31, 2017
	Number of warrants	Weighted average exercise price	Number of warrants	Weighted average exercise price
Outstanding, beginning of period	20,994,123	1.31	7,504,062	0.86
Expired during period	(62,728)	3.00	–	–
Issued during period	37,413,681	4.34	14,335,563	1.95
Exercised during period	(31,919,572)	2.33	(845,502)	1.16

Outstanding, end of period	26,425,504	4.35	20,994,123	1.31

Stock Option Plan

The Company has a share option plan (the “Plan”) that is administered by the Board of Directors, who establish exercise prices and expiry dates, which are up to 10 years from issuance as determined by the Board at the time of issuance. Unless otherwise determined by the Board, options issued under the Plan vest over a three-year period except for options granted to consultants or persons employed in investor relations activities (as defined in the policies of the TSX), which vest in stages over 12 months with no more than one-quarter of the options vesting in any three-month period. The maximum number of common shares reserved for issuance for options that may be granted under the Plan is 19,362,911 common shares as at July 31, 2018.

The following table summarizes the stock option grants during the fiscal year ended July 31, 2018.

			Options granted
Grant date	Exercise price	Executive and directors	Non-executive employees	Vesting terms	Vesting period
September 8, 2017	$1.37	650,000	1,000	Terms A	10 years
November 6, 2017	$2.48	125,000	3,000	Terms A	10 years
December 4, 2017	$2.69	1,750,000	20,000	Terms B	10 years
January 29, 2018	$4.24	–	261,000	Terms A, C	10 years
March 12, 2018	$3.89	325,000	–	Terms A	10 years
April 16, 2018	$4.27	845,000	61,500	Terms A	10 years
June 8, 2018	$5.14	–	441,000	Terms A	10 years
July 11, 2018	$4.89	4,325,000	1,366,500	Terms A	10 years

Vesting terms A – One-third of the options will vest on the one-year anniversary of the date of grant, and the balance will vest quarterly over two years thereafter.

Vesting terms B – Half of the options will vest immediately, and the balance will vest annually over three years thereafter.

Vesting terms C – Based upon organizational milestones.

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The following table summarizes stock option activity during the fiscal years ended July 31, 2018 and July 31, 2017.

		July 31, 2018		July 31, 2017
	Options issued	Weighted average exercise price	Options issued	Weighted average exercise price
Opening balance	5,748,169	$0.68	3,481,896	$0.49
Granted	10,174,000	4.16	2,428,777	0.92
Expired	–	–	–	–
Forfeited	(626,830)	3.44	–	–
Exercised	(907,273)	0.65	(162,504)	0.19

Closing balance	14,388,066	$1.05	5,748,169	$0.68

The weighted average share price at the time of exercise during the period was $4.31 (July 31, 2017 – $0.76).

The following table summarizes information concerning stock options outstanding as at July 31, 2018.

Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Number exercisable	Weighted average remaining contractual life (years)
$ 0.16	570,000	0.01	570,000	0.11

0.58	1,241,900	0.05	1,241,900	1.81

0.75	2,248,996	0.12	1,466,496	2.64

1.27	606,670	0.05	202,670	0.42

1.37	651,000	0.06	–	–

2.48	128,000	0.02	–	–

2.69	1,695,000	0.32	885,000	1.89

3.89	325,000	0.09	–	–

4.24	258,000	0.08	–	–

4.27	885,000	0.26	–	–

4.89	5,667,500	1.93	–	–

$ 5.14	111,000	0.04	–	–

	14,388,066		4,366,066

Stock-based Compensation

For the fiscal year ended July 31, 2018, the Company recorded $4,996,513 respectively (July 31, 2017 – $658,620) in stock-based compensation expense related to employee options, which are measured at fair value at the date of grant and are expensed over the vesting period. In determining the amount of stock-based compensation, the Company used the Black-Scholes-Merton option pricing model to establish the fair value of options granted by applying the following assumptions:

	July 31, 2018	July 31, 2017
Exercise price	$1.37–$5.14	$0.16–$1.55

Risk-free interest rate	2.06%–2.37%	1.27%–1.73%

Expected life of options (years)	7	3–7

Expected annualized volatility	65%	65%–73%

Volatility was estimated using the average historical volatility of the comparable companies in the industry that have trading history and volatility history.

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12. Net Loss per Share

The following securities could potentially dilute basic net loss per share in the future but have not been included in diluted loss per share because their effect was anti-dilutive:

	July 31, 2018	July 31, 2017
2017 unsecured convertible debentures	–	15,687,500

Options	14,388,066	5,748,169

Warrants issued with $0.75 units	3,234,960	4,911,186

2015 secured convertible debenture warrants	1,318,332	2,210,358

2015 secured convertible debenture amendment warrants	–	237,612

2015 unsecured convertible debenture amendment warrants	–	38,100

2016 unsecured convertible debenture warrants	100,002	426,660

2016 secured convertible debenture warrants	928,542	2,053,500

2017 8% unsecured convertible debenture warrants	–	7,856,300

2017 7% unsecured convertible debenture warrants	–	–

2018 equity warrants	18,570,500	–

Convertible debenture broker/finder warrants	2,273,168	3,260,407

	40,813,570	42,429,792

13. Convertible Note Receivable

On July 26, 2018, the Company lent $10,000,000 to an unrelated entity, Fire and Flower (“FF”), in the form of an unsecured and subordinated convertible debenture. The convertible debenture bears interest at 8%, paid semi-annually, matures July 31, 2019 and includes the right to convert the debenture into common shares of FF at the lesser of $1.15 or 90% of the deemed price per common share upon maturity or a triggering event as defined within the agreement.

The option to settle the loan in common shares represents a call option to the Company and is included in the fair value of the loan. There existed an insignificant difference in fair value between the initial recognition date of July 26, 2018 and the reporting date of July 31, 2018, and accordingly the transaction price approximated the fair value of the note.

As at July 31, 2018, the Company’s note receivable from FF did not earn any interest.

14. Segmented Information

The Company operates in one operating segment.

All property, plant and equipment and intangible assets are located in Canada.

15. Financial Instruments

Interest Risk

The Company’s exposure to interest rate risk only relates to any investments of surplus cash. The Company may invest surplus cash in highly liquid investments with short terms to maturity that would accumulate interest at prevailing rates for such investments. As at July 31, 2018, the Company had short-term investments of $205,446,830.

Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s trade receivables and convertible note receivable. As at July 31, 2018, the Company was exposed to credit-related losses in the event of non-performance by the counterparties.

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The Company provides credit to its customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit risk. Since the majority of the sales are transacted with clients that are covered under various insurance programs, the Company has limited credit risk.

Cash and cash equivalents are held by one of the largest co-operative financial groups in Canada. The short-term investments are held in various guaranteed investment certificates, term deposits, and fixed income securities. Since the inception of the Company, no losses have been incurred in relation to cash held by the financial institution. The trade receivable balance is held with one of the largest medical insurance companies in Canada. Credit risk from the convertible note receivable arises from the possibility that principal and/or interest due may become uncollectible. The Company mitigates this risk by managing and monitoring the underlying business relationship.

The carrying amount of cash and cash equivalents, short-term investments, trade receivables and convertible note receivable represents the maximum exposure to credit risk, and as at July 31, 2018, this amounted to $255,432,114.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company manages its liquidity risk by reviewing on an ongoing basis its capital requirements. As at July 31, 2018, the Company had $244,788,518 of cash and cash equivalents and short-term investments.

The Company is obligated to pay accounts payable and accrued liabilities with a carrying amount and contractual cash flows amounting to $8,994,789 due in the next 12 months.

The carrying values of cash, trade receivables, accounts payable and accrued liabilities approximate their fair values due to their short term to maturity.

16. Operating Expenses by Nature

	July 31, 2018	July 31, 2017
Salaries and benefits	$6,992,321	$3,092,745

Stock-based compensation	4,996,513	658,620

Consulting	3,659,069	285,081

Marketing and promotion	2,447,069	1,234,807

Professional fees	1,761,437	547,300

General and administrative	1,441,830	786,021

Facilities	919,799	499,642

Amortization of property, plant and equipment	895,714	359,468

Amortization of intangible assets	765,238	231,685

Travel	487,996	236,300

Total	$24,366,986	$7,931,669

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17. Related Party Disclosure

Key Management Personnel Compensation

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling the Company’s operations, directly or indirectly. The key management personnel of the Company are the members of the executive management team and Board of Directors, and they control approximately 8.77% of the outstanding shares of the Company as at July 31, 2018 (July 31, 2017 – 25.11%).

Compensation provided to key management during the period was as follows:

	July 31, 2018	July 31, 2017

Salary and/or consulting fees	$2,244,006	$1,269,825

Stock-based compensation	3,835,733	512,056

	$6,079,739	$1,781,881

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed by the related parties.

Unless otherwise stated, the below granted stock options will vest on the one-year anniversary of the date of grant and the balance will vest quarterly over two years thereafter.

On July 11, 2018, the Company granted certain directors and executives of the Company a total of 4,325,000 stock options with an exercise price of $4.89.

On April 16, 2018, the Company granted certain directors and executives of the Company a total of 845,000 stock options with an exercise price of $4.27.

On March 12, 2018, the Company granted certain directors and executives of the Company a total of 325,000 stock options with an exercise price of $3.89.

On December 4, 2017, the Company granted certain directors and executives of the Company a total of 1,750,000 stock options with an exercise price of $2.69, of which half of the options will vest immediately, and the balance will vest annually over three years thereafter. On November 6, 2017, the Company granted certain directors of the Company a total of 125,000 stock options with an exercise price of $2.48.

On September 8, 2017, the Company granted certain executives of the Company a total of 650,000 stock options with an exercise price of $1.37.

On July 24, 2017, the Company granted certain directors and executives of the Company a total of 125,000 stock options with an exercise price of $1.27. On November 15, 2016, the Company granted certain directors and executives of the Company a total of 1,227,000 stock options with an exercise price of $0.75.

The Company leased a building to a related party for $700 per month as part of a usufruct agreement. The related party used this property as a personal residence. On December 2, 2016, the related party and the Company reached an agreement to terminate the usufruct. In exchange for abandoning the usufruct, the Company paid the related party $46,000. Gaining access to this building provides the Company with additional office space and thereby reduces the need to rent or build additional offices.

18. Capital Management

The Company’s objective is to maintain sufficient capital so as to maintain investor, creditor and customer confidence and to sustain future development of the business and provide the ability to continue as a going concern. Management defines capital as the Company’s shareholders’ equity. The Board of Directors does not establish quantitative return on capital criteria for management. The Company has not paid any dividends to its shareholders. The Company is not subject to any externally imposed capital requirements.

As at July 31, 2018, total managed capital was comprised of shareholders’ equity of $322,872,875 (July 31, 2017 – $32,439,490). There were no changes in the Company’s approach to capital management during the period.

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19. Commitments and Contingencies

The Company has certain contractual financial obligations related to service agreements, purchase agreements and construction contracts.

Some of these contracts have optional renewal terms that the Company may exercise at its option. The annual minimum payments payable under these obligations over the next five years are as follows:

Fiscal year	2019	2020	2021	2022	2023		Total

Amount	$61,765,917	$890,659	$853,851	$800,569	$	Nil	$64,310,996

Letter of Credit

On June 28, 2018, the Company executed a letter of credit with a Canadian credit union as required under an agreement with a public utility provider entitling the Company up to a maximum limit of $3,117,000, subject to certain operational requirements. The letter of credit has a one-year expiry from the date of issue. The credit facility is secured by a guaranteed investment certificate (“GIC”). As at July 31, 2018, the letter of credit has not been drawn upon and is in compliance with the specified requirements.

Surety Bond

On June 28, 2018, the Company entered into an indemnity agreement to obtain a commercial surety bond with a North American insurance provider entitling the Company up to a maximum of $2,000,000. The bond bears a premium at 0.1% annually. The Company obtained the surety bond as required under the Canada Revenue Agency’s excise tax laws for the transporting of commercial goods throughout Canada.

Litigation and Contingent Recovery

The Company is currently taking legal action to recover an investment loss incurred during the three months ended July 31, 2018. There is no reasonable estimate for the amount of financial recovery, and no financial asset has been recognized as at the year ended July 31, 2018.

20. Loss on Investment

During the fiscal year ended July 31, 2018, the Company realized a loss on investment activities in the amount of $649,714. The Company is currently taking legal action to recover the loss.

21. Fair Value of Financial Instruments

The carrying values of the financial instruments as at July 31, 2018 are summarized in the following table:

	Loans and receivables	Financial assets designated as FVTPL	Other financial liabilities	Financial liabilities designated as FVTPL	Total

Assets	$	$	$	$	$

Cash and cash equivalents	–	39,341,688	–	–	39,341,688

Short-term investments	–	205,446,830	–	–	205,446,830

Trade receivables	643,596	–	–	–	643,596

Convertible note receivable	–	10,000,000	–	–	10,000,000

Liabilities	$	$	$	$	$

Accounts payable and accrued liabilities	–	–	8,994,789	–	8,994,789

Convertible debentures	–	–	–	–	–

Warrant liability	–	–	–	3,129,769	3,129,769

The carrying values of trade receivables and accounts payable and accrued liabilities approximate their fair values due to their relatively short periods to maturity.

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22. Income Taxes

Income tax expense recognized in comprehensive loss consists of the following components:

	July 31, 2018	July 31, 2017

Current tax for the year	$ –	$ –

Adjustments of previous years	–	–

Total	$ –	$ –

Componets of deferred income tax expense (recovery)

	July 31, 2018	July 31, 2017

Origination and reversal of temporary differences	$ (6,779,861)	$130,384

Difference between statutory tax rate and deferred tax rate	(6,771)	(471,075)

Change in temporary differences for which no deferred tax assets are recorded	6,786,632	340,691

Deferred income tax (recovery)	$ –	$ –

The Company’s expected tax rate is different from the combined federal and provincial income tax rate in Canada. These differences result from the following elements:

	July 31, 2018	July 31, 2017

Expected tax rate	26.9%	26.9%

Earnings before income taxes	$ (23,349,799)	$ (10,263,937)

Expected tax benefit resulting from loss	(6,281,096)	(3,327,909)

Adjustments for the following items:

Tax rate differences	(6,771)	–

Changes in foreign tax rates	–	–

Foreign exchange	–	–

Permanent differences	3,094,793	2,922,013

Change in temporary differences for which no tax assets are recorded	2,400,826	340,691

True up and other	792,248	65,205

	$ –	$ –

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The following is a reconciliation of the deferred tax assets and liabilities recognized by the Company.

	Opening August 1, 2017	Recognized in income	Recognized in Equity/OCI	Ending July 31, 2018

Deductible temporary differences	$812,864	$–	$(812,864)	$–

Taxable temporary differences	–	(117,094)	–	(117,094)

Biological assets	–	(457,986)	–	(457,986)

Inventory	–	(1,431,518)	–	(1,431,518)

Loss carryforward	–	2,006,598	–	2,006,598

Share issue costs	–	–	–	–

Intangible assets	–	–	–	–

Revaluation of financial instruments – Equity	(812,864)	–	812,864	–

	$–	$–	$–	$–

	Opening August 1, 2016	Recognized in income	Recognized in Equity/OCI	Ending July 31, 2017

Deferred tax assets	$–	$–	$812,864	$812,864

Loss carryforward	–	–	–	–

Share issue costs – Equity	–	–	–	–

Deferred tax liabilities	–	–	–	–

Revaluation of financial instruments – Equity	–	–	(812,864)	(812,864)

	$–	$–	$–	$–

Deferred income taxes reflect the impact of loss carryforwards and of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. At July 31, 2018, deductible temporary differences and unused tax losses for which no deferred tax assets have been recognized are attributable to the following:

	July 31, 2018	July 31, 2017

Losses carried forward	$20,671,803	$8,198,562

Research and development expenditures	265,821	74,000

Share issue costs	13,351,528	–

Accounting amortization in deficit (excess) of tax	–	1,201,803

	$34,289,152	$9,474,365

The Company has approximate non-capital losses available to reduce future years’ federal and provincial taxable income, which expires as follows:

2034	$763,471

2035	2,143,509

2036	2,944,011

2037	3,182,286

2038	19,098,000

$28,131,277

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23. Comparative Amounts

Certain comparative amounts have been reclassified to conform to the current presentation, none of which were material.

24. Subsequent Events

Molson Coors Canada Joint Venture – Truss

On August 1, 2018, the Company announced it had entered into a definitive agreement to form Truss, a joint venture with Molson Coors Canada (the “Partner”), the Canadian business unit of Molson Coors Brewing Company, to pursue opportunities in the non-alcoholic, cannabis-infused beverages market. Truss will be structured as a stand-alone start-up company with its own board of directors and an independent management team. The Partner will have a 57.5% controlling interest with the Company controlling the remaining balance. On October 4, 2018, the transaction was finalized. In connection with the transaction, HEXO has issued the Partner 11,500,000 common share warrants at an exercise price of $6.00 for a period of three years.

Amalgamation of Subsidiary

On August 1, 2018, the operating subsidiary amalgamated with its previously wholly owned subsidiary, 167151 Canada Inc., pursuant to a vertical amalgamation. The resulting entity retained the name HEXO Operations Inc.

Supply Agreement with Ontario Cannabis Store

On August 20, 2018, the Company announced that it had entered into a supply agreement with the Ontario Cannabis Store (“OCS”). Under the agreement, the Company will supply the province with product which will be offered in several formulations.

Shareholder Approval of Corporate Name Change

On August 28, 2018, following a special meeting of the shareholders, the proposed change of the Company’s name to HEXO Corp. and implementation of the new omnibus plan was approved through a majority vote.

Acquisition of 2 Million Sq. Ft. Facility in Belleville, Ontario

On September 10, 2018, the Company announced the acquisition of a 2 million sq. ft. facility in Belleville, Ontario, through a joint venture established with a related party, Olegna Holdings Inc. (entity under the control of a HEXO board member, “Olegna”). The Company acquired a 25% interest in the joint venture with the remaining balance belonging to Olegna. The joint venture purchased the facility in part by a $20,000,000 loan issued by HEXO repayable within 120 days, bearing an annual 4% interest rate, payable monthly. As part of the agreement, the Company will be the anchor tenant for a period of 20 years.

Warehouse and Distribution Centre

On September 19, 2018, the Company announced the storage and distribution arrangement with Metro Supply Chain Group Inc. (“Metro”). Under the agreement, HEXO and Metro will manage and run the 58,000 sq. ft. storage and distribution facility in Montreal, Quebec, to house and supply the cannabis products of all licensed producers who hold supply contracts with the Société québécoise du cannabis (“SQDC”). The distribution centre will serve as the sole distribution point for all direct-to-customer shipments within the province of Quebec for orders placed through the SQDC.

EXPANSION INTO GREECE

On September 26, 2018, we announced the partnership with the Greek company Qannabos (“QNBS”). Together we will create a joint venture supported by the development of 350,000 sq. ft. of licensed infrastructure, which we will use for the manufacturing, processing and distribution of medical cannabis.

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